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                                                                      EXHIBIT 99

                                  PRESS RELEASE
                       FIRST CENTRAL FINANCIAL CORPORATION

                    FOR RELEASE:             FEBRUARY 14, 1997
                    CONTACT:                 VINCENT ESPOSITO, CONTROLLER
                                             FIRST CENTRAL FINANCIAL CORPORATION
                                             266 MERRICK RD.
                                             LYNBROOK, NY  11563
                                             (516) 593-7070

LYNBROOK, NY - February 14, 1997 - First Central Financial Corporation (ASE-FCC) announced today certain preliminary and unaudited results for the period ended December 31, 1996. First Central expects to incur a charge to earnings estimated at $11.5 million for the quarter ended December 31, 1996 for the purpose of increasing the loss reserves of First Central's principal subsidiary, First Central Insurance Company, a property and casualty insurer. Primarily as a result of the charge to earnings, First Central expects to report a net loss for the year ended December 31, 1996 of $9.7 million (after tax benefits) or approximately $1.62 per share. The foregoing estimates are preliminary and unaudited and subject to adjustment upon completion of First Central's audit by First Central's independent public accountants and as a result of the New York State Insurance Department review referred to below. Based on such estimates, First Central anticipates that Shareholders' Equity at December 31, 1996 will decline to approximately $23.2 million from $33.3 million at December 31, 1995 and Statutory Surplus of First Central Insurance Company at December 31, 1996 is expected to decline to approximately $10.5 million. Based upon required relationships between Net Premiums Written and Statutory Surplus, First Central Insurance Company expects that the reduction in Statutory Surplus will result in significantly reduced premium volume for the foreseeable future.

In addition, First Central Insurance Company will have a deficiency in Earned Surplus resulting from its operational losses. Accordingly, it will be precluded from paying dividends to First Central by reason of such deficiency. Since the only material source of income to First Central is dividends from First Central Insurance Company, First Central will not declare any further dividends on its common stock for the foreseeable future, and unless First Central obtains another source of funds, First Central will be unable to pay the August 1, 1997 interest of $220,500 and the August 1, 1997 sinking fund obligation of $1.8 million under its 9% Convertible Subordinated Debentures. First Central is not currently in default under such Debentures but failure to pay the August 1, 1997 interest and sinking fund obligations will constitute defaults under the Debentures entitling the holders to accelerate the entire outstanding amount, currently $4.9 million.

First Central emphasized that the foregoing anticipated results are preliminary and may be subject to further adjustments resulting in additional charges to earnings, higher losses and lower







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surplus  than set forth  above.  Among  other  things,  in  connection  with its triennial audit, First Central Insurance Company is in discussions with the New York State Insurance Department concerning its reserves and receivables at December 31, 1995. If the Insurance Department requires additional charges to earnings in accordance with its preliminary determinations, higher net losses and lower Shareholders' Equity and Statutory Surplus than set forth above will be reported at December 31, 1996. First Central Insurance Company believes that the Insurance Department may request that the Insurance Company submit a plan demonstrating to the Insurance Department the manner in which the Insurance Company proposes to restore the Insurance Company to compliance with Insurance Department requirements. There can be no assurance as to the outcome of the Insurance Company's discussions with the Insurance Department and the result of the Insurance Department's review.

First Central anticipates that its Annual Report on Form 10-K will be timely filed and hence available on or before March 31, 1997.

In an unrelated development, First Central announced that Martin J. Simon, who recently turned 77, has resigned as Chairman and Chief Executive Officer. Mr. Simon, First Central's founder and largest shareholder (owner of approximately 20% of the outstanding stock), has been engaged as a consultant and will remain on the Board of Directors.

Mr. Simon stated "First Central has engaged a capable new President to lead it into the future. I intend to assist First Central in the challenges ahead. I have also decided to begin a new chapter in my life. I intend to teach and lecture as well as assist First Central."

Andrew W. Attivissimo, President and Chief Operating Officer has been named Mr. Simon's successor as Chairman and Chief Executive Officer. Mr. Attivissimo, who has over 36 years of experience in the insurance industry, was hired by First Central in October 1996 and is implementing First Central's plans to review and consolidate its business.